SCHEDULE 14 C

                INFORMATION STATEMENT PURSUANT TO SECTION 14 (C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Check the appropriate box:

                      [ ] Preliminary information statement
                     [ x ] Definitive information statement

 Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

                           earth search sciences, Inc.
                  (NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

               Payment of Filing Fee (Check the appropriate box):

                              [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: Not Applicable. (2) Aggregate number of securities to which transaction applies: Not Applicable.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable. (4) Proposed maximum aggregate value of transaction: Not Applicable.
(5) Total fee paid: Not Applicable.

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: Not Applicable.
(2) Form, Schedule or Registration Statement No. : Not Applicable. (3) Filing
Party: Not Applicable. (4) Date Filed: Not Applicable.



                              INFORMATION STATEMENT


                                 RELATING TO THE


                            REINCORPORATION IN NEVADA


                                BY THE MERGER OF


                           EARTH SEARCH SCIENCES, INC.
                              (A UTAH CORPORATION)


                                      INTO


                           Earth Search Sciences, Inc.
                             (A NEVADA CORPORATION)





                           EARTH SEARCH SCIENCES, INC.
               1729 Montana Highway 35 *  Kalispell, MT 59901
-------------------------------------------------------------------------------

                                November 2, 2004


DEAR SHAREHOLDER:

         NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from stockholders representing a majority of our outstanding shares of voting stock approving the reincorporation of EARTH SEARCH SCIENCES, INC., a Utah corporation ("Earth Search Utah") in Nevada by merger with and into our wholly-owned Nevada subsidiary, EARTH SEARCH SCIENCES, INC. ("Earth Search Nevada").

-------------------------------------------------------------------------------
                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
-------------------------------------------------------------------------------

         As of the close of business on October 29, 2004, the record date for shares entitled to notice of and to sign written consents in connection with the reincorporation, there were 195,916,701 shares of our common stock and 2,723,128 shares of Series A Convertible Preferred Stock outstanding. Each share of our common stock is entitled to one vote and each share of our preferred stock is entitled to 150 votes in connection with the reincorporation. Prior to the mailing of this Information Statement, certain of our officers, directors and affiliates, who represent a majority of our outstanding voting shares, signed written consents approving the reincorporation. As a result, the Plan and Agreement of Merger has been approved and neither a meeting of our stockholders nor additional written consents are necessary. The reincorporation is intended to be effected on November 22, 2004 and will result in Earth Search Utah being governed by the laws of the State of Nevada. See "Reincorporation in Nevada -Principal Features of the Reincorporation."

         The Plan and Agreement of Merger does not provide for the mandatory exchange of certificates representing shares of Earth Search Utah for certificates representing shares of Earth Search Nevada. We urge you to follow the instructions set forth in the attached Information Statement under "How to Exchange Earth Search Utah Certificates for Earth Search Nevada Certificates" to surrender certificates representing shares of Earth Search Utah for certificates representing Earth Search Nevada.

By Order of the Board of Directors,

/s/Larry Vance
--------------------------------
Larry Vance, Chief Executive Officer

                                     SUMMARY

Transaction:          Reincorporation in Nevada.

Purpose: To provide greater flexibility and simplicity in corporate transactions, reduce taxes and other costs of doing business. See "Reincorporation in Nevada-Principal Reasons for Reincorporation."

                      The purpose of this Information Statement is to inform holders of Earth Search Utah Common Stock or Earth Search Utah Preferred Stock who have not given Earth Search Utah their written consent to the foregoing corporate actions of such actions and their effects.

Record Date:          October 29, 2004

Method: Merger of Earth Search Utah with and into our wholly owned subsidiary, Earth Search
                      Nevada. See "Reincorporation in Nevada-Principal Features of the Reincorporation."

Effective Date:       20 days after mailing of this Information Statement.

Right to Dissent       No Earth Search Utah stockholder is entitled to be paid
                       the fair value of his or her To Reincorporation shares if the stockholder dissents to the reincorporation or any of the actions resulting from or in connection with the reincorporation.

Additional            Exchange of outstanding certificates representing shares
Provisions:           of Earth Search Utah common stock for certificates
                      representing shares of Earth Search Nevada common stock.
                      See "Reincorporation in Nevada-How to Exchange Earth
                      Search Utah Certificates for Earth
                      Search Nevada Certificates."

                                        1
                              QUESTIONS AND ANSWERS

         This Information Statement is first being sent to stockholders on or about November 2, 2004. The following questions and answers are intended to respond to frequently asked questions concerning the reincorporation of Earth Search Utah in Nevada. These questions do not, and are not intended to, address all the questions that may be important to you. You should carefully read the entire Information Statement, as well as its appendices and the documents incorporated by reference in this Information Statement.

Q:  Why is Earth Search Utah reincorporating in Nevada?

A: We believe that the Reincorporation in Nevada will give us more flexibility and simplicity in various corporate transactions. Nevada has adopted Revised Statutes that includes by statute many concepts created by judicial rulings in other jurisdictions and provides additional rights in connection with the issuance and redemption of stock.

Q: Why isn't Earth Search Utah holding a meeting of stockholders to approve the reincorporation?

A: The board of directors has already approved the reincorporation plan and has received the written consent of officers, directors, and affiliates that represent a majority of our outstanding shares of common stock and other voting interests. Under the Utah Revised Business Corporation Act ("Utah Law") and our Articles of Incorporation this transaction may be approved by the written consent of a majority of the shares entitled to vote. Since we have already received written consents representing the necessary number of shares, a meeting is not necessary and represents a substantial and avoidable expense.

Q:  What are the principal features of the reincorporation?

A: The reincorporation will be accomplished by a merger of Earth Search Utah with and into our wholly owned subsidiary, Earth Search Nevada. The shares of Earth Search Utah will cease to trade on the over-the-counter bulletin board market and the shares of Earth Search Nevada will begin trading in their place beginning on or about the Effective Date, under a new CUSIP number and a new trading symbol which has not yet been assigned. Options and warrants to purchase common stock of Earth Search Utah will also be exchanged for similar securities issued by Earth Search Nevada without adjustment as to the number of shares issuable or the total exercise price.

Q:  How will the reincorporation affect my ownership of Earth Search Utah?

A: After the effective date of the reincorporation and the exchange of your stock certificates, you will own the same amount of shares and the same class of Earth Search Nevada.

Q: How will the reincorporation affect the owners, officers, directors and employees of Earth Search Utah?

A: Our officers, directors and employees will become the officers, directors and employees of Earth Search Nevada after the effective date of the reincorporation.

Q:  How will the reincorporation affect the business of Earth Search Utah?

A: Earth Search Nevada will continue its business at the same locations and with the same assets. Earth Search Utah will cease to exist on the effective date of the reincorporation.

Q: How do I exchange certificates of Earth Search Utah for certificates of Earth Search Nevada?

A: Enclosed with this Information Statement is a letter of transmittal and instructions for surrendering certificates representing our shares. If you are a record stockholder, you should complete the letter of transmittal and send it with certificates representing your shares to the address set forth in the letter. Upon surrender of a certificate for cancellation with a duly executed letter of transmittal, Earth Search Nevada will issue a new certificate representing the number of whole shares of Earth Search Nevada as soon as practical after the effective date of the reincorporation.

Q:  What happens if I do not surrender my certificates of Earth Search Utah?

A: YOU ARE NOT REQUIRED TO SURRENDER CERTIFICATES REPRESENTING SHARES OF EARTH SEARCH UTAH TO RECEIVE SHARES OF Earth Search Nevada. All shares of Earth Search Utah outstanding after the effective date of the reincorporation continue to be valid. Until you receive shares of Earth Search Nevada you are entitled to receive notice of or vote at shareholder meetings or receive dividends or other distributions on the shares of Earth Search Utah.

Q:  What if I have lost Earth Search Utah certificates?

A: If you have lost your Earth Search Utah certificates, you should contact our transfer agent as soon as possible to have a new certificate issued. You may be required to post a bond or other security to reimburse us for any damages or costs if the certificate is later delivered for conversion. Our transfer agent may be reached at:

         Atlas Stock Transfer Corporation
         5899 South State Street
         Salt Lake City, Utah 84107
         Telephone: (801) 266-7151
         Facsimile: (801) 262-0907

Q:  Can I require Earth Search Utah to purchase my stock?

A: No. Under the Utah Revised Business Corporation Act, you are not entitled to appraisal and purchase of your stock as a result of the reincorporation.

Q:  Who will pay the costs of reincorporation?

A: Earth Search Utah will pay all of the costs of Reincorporation in Nevada, including distributing this Information Statement. We may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of our common stock. We do not anticipate contracting for other services in connection with the reincorporation. Each stockholder must pay the costs of exchanging their certificates for new certificates.

Q:  Will I have to pay taxes on the new certificates?

A: We believe that the reincorporation is not a taxable event and that you will be entitled to the same basis in the shares of Earth Search Nevada that you had in our common stock. EVERYONE'S TAX SITUATION IS DIFFERENT AND YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR REGARDING THE TAX EFFECT OF THE REINCORPORATION.



                            REINCORPORATION IN NEVADA

         The following discussion summarizes certain aspects of the Reincorporation of Earth Search Utah in Nevada. This summary does not include all of the provisions of the Agreement and Plan of Merger between Earth Search Utah and Earth Search Nevada, a copy of which is attached hereto as Exhibit "A," or the Amended and Restated Articles of Incorporation of Earth Search Nevada (the "Nevada Certificate"), a copy of which is attached hereto as Exhibit "B." Copies of the Articles of Incorporation and the By-Laws of Earth Search Utah (the "Earth Search Utah Articles" and the "Earth Search Utah By-Laws," respectively) and the By-Laws of Earth Search Nevada (the "Earth Search Nevada By-Laws") are available for inspection at the principal office of Earth Search Nevada and copies will be sent to shareholders upon request.

Principal Reasons for Reincorporation

         The Board of Directors believes that the Reincorporation will give Earth Search Utah a greater measure of flexibility and simplicity in corporate governance than is available under Utah Law and will increase the marketability of Earth Search Utah's securities.

         The State of Nevada is recognized for adopting comprehensive modern and flexible corporate laws which are periodically revised to respond to the changing legal and business needs of corporations. For this reason, many major corporations have initially incorporated in Nevada or have changed their corporate domiciles to Nevada in a manner similar to that proposed by Earth Search Utah. Consequently, the Nevada judiciary has become particularly familiar with corporate law matters and a substantial body of court decisions has developed construing Nevada Law. Nevada corporate law, accordingly, has been, and is likely to continue to be, interpreted in many significant judicial decisions, a fact which may provide greater clarity and predictability with respect to Earth Search Utah's corporate legal affairs. For these reasons, the Board of Directors believes that Earth Search Utah's business and affairs can be conducted to better advantage if Earth Search Utah is able to operate under Nevada Law. See "Certain Significant Differences between the Corporation Laws of Nevada and Utah."

Principal Features of the Reincorporation

         The Reincorporation will be effected by the merger of Earth Search Utah with and into Earth Search Nevada, a wholly-owned subsidiary of Earth Search Utah is incorporated under the Nevada Revised Statutes (the "Nevada Law") for the sole purpose of effecting the Reincorporation. The Reincorporation will become effective upon the filing of the requisite merger documents in Nevada and Utah, which filings will occur on the Effective Date, or as soon as practicable thereafter. Following the Merger, Earth Search Nevada will be the surviving corporation and will operate under the name "Earth Search Sciences, Inc."

         On the Effective Date, (i) any fractional shares of Earth Search Nevada common stock that a holder of shares of Earth Search Utah common stock would otherwise be entitled to receive upon exchange of his Earth Search Utah common stock will be canceled with the holder thereof being entitled to receive one whole share of common stock of Earth Search Nevada common stock, and (ii) each outstanding share of Earth Search Utah common stock held by Earth Search Utah shall be retired and canceled and shall resume the status of authorized and unissued the Earth Search Nevada stock.

         The Articles of Incorporation and bylaws of Earth Search Nevada are significantly different from the Articles of Incorporation and bylaws of Earth Search Utah. Because of the differences between the Articles of Incorporation and bylaws of Earth Search Utah and the laws of the State of Utah, which govern Earth Search Utah, and the Articles of Incorporation and bylaws of Earth Search Nevada and the laws of the State of Nevada, which govern Earth Search Nevada, your rights as stockholders will be affected by the reincorporation. See the information under "Significant Differences between Earth Search Utah and Earth Search Nevada" for a summary of the differences between the Articles of Incorporation and bylaws of Earth Search Utah and the laws of the State of Utah and the Articles of Incorporation and bylaws of Earth Search Nevada and the laws of the State of Nevada.

         The New Board of Directors will consist of those persons presently serving on the board of directors of Earth Search Utah. The individuals who will serve as executive officers of Earth Search Nevada are those who currently serve as executive officers of Earth Search Utah. Such persons and their respective terms of office are set forth below under the caption "Reincorporation in Nevada
- Officers and Directors."

         Pursuant to the terms of the Agreement and Plan of Merger, the Merger may be abandoned by the Board of Directors of Earth Search Utah and Earth Search Nevada at any time prior to the Effective Date. In addition, the Board of Directors of Earth Search Utah may amend the Agreement and Plan of Merger at any time prior to the Effective Date provided that any amendment made may not, without approval by the Majority Holders, alter or change the amount or kind of Earth Search Nevada common stock to be received in exchange for or on conversion of all or any of Earth Search Utah Common Stock, alter or change any term of the Nevada Articles or alter or change any of the terms and conditions of the Agreement and Plan of Merger if such alteration or change would adversely affect the holders of Earth Search Utah common stock.

         The board of directors and officers of Earth Search Nevada consists of the same persons that are currently our directors and officers. Our daily business operations will continue at the principal executive offices at 1729 Montana Highway 35, Kalispell, Montana 59901.

How to Exchange Earth Search Utah Certificates for the Earth Search Nevada Certificates

         Enclosed are (i) a form letter of transmittal and (ii) instructions for affecting the surrender of Earth Search Utah Certificates in exchange for Earth Search Nevada Certificates. Upon surrender of a Earth Search Utah Certificate for cancellation to Earth Search Nevada, together with a duly executed letter of transmittal, the holder of such Earth Search Utah Certificate shall, as soon as practicable following the Effective Date, be entitled to receive in exchange therefor a Earth Search Utah Certificate representing that number of whole shares of Earth Search Nevada common stock into which Earth Search Utah Common Stock theretofore represented by Earth Search Utah Certificate so surrendered have been converted in the Merger and Earth Search Utah Certificate so surrendered will be canceled.

         Because of the Reincorporation in Nevada as a result of the Merger, holders of Earth Search Utah Common are not required to exchange their Earth Search Utah Certificates for Earth Search Nevada Certificates. Dividends and other distributions declared after the Effective Date with respect to Earth Search Nevada common stock and payable to holders of record thereof after the Effective Date will be paid to the holder of any unsurrendered Earth Search Utah Certificate with respect to the shares of Earth Search Nevada common stock, which by virtue of the Merger are represented thereby and such holder will be entitled to exercise any right as a holder of Earth Search Nevada common stock, until such holder has surrendered Earth Search Utah Certificate.

Capitalization

         The authorized capital of Earth Search Utah, on the Record Date, consisted of 200,000,000 shares of common stock, $.001 par value, and an unlimited number of shares of Series A Preferred Stock, $.001 par value. Approximately 195,916,701 shares of Earth Search Utah common stock and 2,723,128 shares of Preferred Stock were outstanding. The authorized capital of Earth Search Nevada, which will be the authorized capital of Earth Search Utah after the Reincorporation, consists of 300,000,000 shares of Common Stock, par value $.001 per share ("Earth Search Nevada common stock") and 300,000,000 shares of preferred stock, $.001 par value per share (collectively, the "Nevada Preferred Stock"). The Reincorporation will not affect total stockholder equity or total capitalization of Earth Search Utah.

         The New Board of Directors may in the future authorize, without further stockholder approval, the issuance of such shares of Earth Search Nevada common stock or Nevada Preferred Stock to such persons and for such consideration upon such terms as the New Board of Directors determines. Such issuance could result in a significant dilution of the voting rights and, possibly, the stockholders' equity, of then existing stockholders.

         There are no present plans, understandings or agreements, and Earth Search Utah is not engaged in any negotiations that will involve the issuance of the Nevada Preferred Stock to be authorized. However, the New Board of Directors believes it prudent to have shares of Nevada Preferred Stock available for such corporate purposes as the New Board of Directors may from time to time deem necessary and advisable including, without limitation, acquisitions, the raising of additional capital and assurance of flexibility of action in the future.

         It should be recognized that the issuance of additional authorized Earth Search Nevada common stock (or Nevada Preferred Stock, the terms and conditions of which including voting and conversion rights, may be set at the discretion of the Board of Directors) may have the effect of deterring or thwarting persons seeking to take control of Earth Search Nevada through a tender offer, proxy fight or otherwise or to bring about removal of incumbent management or a corporate transaction such as merger. For example, the issuance of Earth Search Nevada common stock or Nevada Preferred Stock could be used to deter or prevent such a change of control through dilution of stock ownership of persons seeking to take control or by rendering a transaction proposed by such persons more difficult.


    SIGNIFICANT DIFFERENCES BETWEEN EARTH SEARCH UTAH AND EARTH SEARCH NEVADA

         Earth Search Utah was incorporated under the laws of the State of Utah and Earth Search Nevada is incorporated under the laws of the State of Nevada. Those stockholders that tender their certificates representing the shares of our common stock for exchange will become stockholders of Earth Search Nevada. Their rights as stockholders will be governed by the Title 7, Chapter 78 of the Nevada Law and the Articles of Incorporation and bylaws of Earth Search Nevada rather than the Utah Law and the Earth Search Utah Articles of Incorporation and bylaws.

Significant Changes In Earth Search Utah's Charter and By-laws To Be Implemented By the Reincorporation

         Corporate Name. The Reincorporation will not effect a change in Earth Search Utah's name. Following the Merger, Earth Search Nevada will be the surviving corporation and will operate under the name "Earth Search Sciences, Inc."


         Limitation of Liability. The Nevada Articles contain a provision limiting or eliminating, with certain exceptions, the liability of directors to Earth Search Nevada and its shareholders for monetary damages for breach of their fiduciary duties. The Earth Search Utah Articles contains no similar provision. The Board of Directors believes that such provision will better enable Earth Search Nevada to attract and retain as directors responsible individuals with the experience and background required to direct Earth Search Nevada's business and affairs. It has become increasingly difficult for corporations to obtain adequate liability insurance to protect directors from personal losses resulting from suits or other proceedings involving them by reason of their service as directors. Such insurance is considered a standard condition of directors' engagement. However, coverage under such insurance is no longer routinely offered by insurers and many traditional insurance carriers have withdrawn from the market. To the extent such insurance is available, the scope of coverage is often restricted, the dollar limits of coverage are substantially reduced and the premiums have risen dramatically.

         At the same time directors have been subject to substantial monetary damage awards in recent years. Traditionally, courts have not held directors to be insurers against losses a corporation may suffer as a consequence of directors' good faith exercise of business judgment, even if, in retrospect the directors' decision was an unfortunate one. In the past, directors have had broad discretion to make decisions on behalf of the corporation under the "business judgment rule." The business judgment rule offers protection to directors who, after reasonable investigation, adopt a course of action that they reasonably and in good faith believe will benefit the corporation, but which ultimately proves to be disadvantageous. Under those circumstances, courts have typically been reluctant to subject directors' business judgments to further scrutiny. Some recent court cases have, however, imposed significant personal liability on directors for failure to exercise an informed business judgment with the result that the potential exposure of directors to monetary damages has increased. Consequently legal proceedings against directors relating to decisions made by directors on behalf of corporations have significantly increased in number, cost of defense and level of damages claimed. Whether or not such an action is meritorious, the cost of defense can be well beyond the personal resources of a director.

         The Nevada legislature considered such developments a threat to the quality and stability of the governance of Nevada corporations because of the unwillingness of directors, in many instances, to serve without the protection which insurance traditionally has provided and because of the deterrent effect on entrepreneurial decision making by directors who do serve without the protection of traditional insurance coverage. In response, in 1987 the Nevada legislature adopted amendments to the Nevada Revised Statues which permit a corporation to include in its charter a provision to limit or eliminate, with certain exceptions, the personal liability of Directors to a corporation and its shareholders for monetary damages for breach of their fiduciary duties and to purchase insurance to provide protection to Directors. Similar charter provisions limiting a director's liability are permitted under Utah Law, however, the Earth Search Articles contain no such provision.

         The Board of Directors believes that the limitation on directors' liability permitted under Nevada Law will assist Earth Search Nevada in attracting and retaining qualified directors by limiting directors' exposure to liability. The Reincorporation proposal will implement this limitation on liability of the directors of Earth Search Nevada, inasmuch as the Nevada Articles provide that to the fullest extent that the Nevada Law now or hereafter permits the limitation or elimination of the liability of directors, no director will be liable to Earth Search Nevada or its stockholders for monetary damages for breach of fiduciary duty. Under such provision, Earth Search Nevada's directors will not be liable for monetary damages for acts or omissions occurring on or after the Effective Date of the Reincorporation, even if they should fail through negligence or gross negligence, to satisfy their duty of care (which requires directors to exercise informed business judgment in discharging their duties). The Nevada Articles would not limit or eliminate any liability of directors for acts or omissions occurring prior to the Effective Date. As provided under Nevada Law, the Nevada Articles cannot eliminate or limit the liability of directors for breaches of their duty of loyalty to Earth Search Nevada; acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, paying a dividend or effecting a stock repurchase or redemption which is illegal under the Nevada Law, or transactions from which a director derived an improper personal benefit. Further, the Nevada Articles would not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of a director's duty of care. The Nevada Articles pertain to breaches of duty by directors acting as directors and not to breaches of duty by directors acting as officers (even if the individual in question is also a director). In addition, the Nevada Articles would not affect a director's liability to third parties or under the federal securities laws.

         The Nevada Articles are worded to incorporate any future statutory revisions limiting directors' liability. The Nevada Articles provide, however, that no amendment or repeal of its provision will apply to the liability of a director for any acts or omissions occurring prior to such amendment or repeal, unless such amendment has the affect of further limiting or eliminating such liability.

         Earth Search Utah has not received notice of any lawsuit or other proceeding to which the Nevada Articles might apply. In addition, the provision is not being included in the Nevada Articles in response to any director's resignation or any notice of an intention to resign. Accordingly, Earth Search Nevada is not aware of any existing circumstances to which the provision might apply. The Board of Directors recognizes that the Nevada Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders from instituting litigation against directors for breach of their duty of care, even though such an action, if successful, might benefit Earth Search Nevada and its shareholders. However, given the difficult environment and potential for incurring liabilities currently facing directors of publicly held corporations, the Board of Directors believes that the Nevada Articles are in the best interests of Earth Search Nevada and its stockholders, since it should enhance Earth Search Nevada's ability to retain highly qualified directors and reduce a possible deterrent to entrepreneurial decision making. In addition, the Board of Directors believes that the Nevada Articles may have a favorable impact over the long term on the availability, cost, amount and scope of coverage of directors' liability insurance, although there can be no assurance of such an effect.

         The Nevada Articles may be viewed as limiting the rights of stockholders, and the broad scope of the indemnification provisions of Earth Search Nevada could result in increased expense to Earth Search Nevada. Earth Search Nevada believes, however, that these provisions will provide a better balancing of the legal obligations of, and protections for, directors and will contribute to the quality and stability of Earth Search Nevada's governance. The Board of Directors has concluded that the benefit to stockholders of improved corporate governance outweighs any possible adverse effects on stockholders of reducing the exposure of directors to liability and broadening indemnification rights. Because the Nevada Articles deal with the potential liability of directors, the members of the Board of Directors may be deemed to have a personal interest in effecting the Reincorporation.

         Indemnification. The Nevada Law authorizes broad indemnification rights which corporations may provide to their directors, officers and other corporate agents. The Nevada Articles reflect the provisions of Nevada Law, as amended, and, as discussed below, provide broad rights to indemnification.

         In recent years, investigations, actions, suits and proceedings, including actions, suits and proceedings by or in the right of a corporation to procure a judgment in its favor (referred to together as "proceedings"), seeking to impose liability on, or involving as witnesses, directors and officers of publicly-held corporations have become increasingly common. Such proceedings are typically very expensive, whatever their eventual outcome. In view of the costs and uncertainties of litigation in general it is often prudent to settle proceedings in which claims against a director or officer are made. Settlement amounts, even if material to the corporation involved and minor compared to the enormous amounts frequently claimed, often exceed the financial resources of most individual defendants. Even in proceedings in which a director or officer is not named as a defendant he may incur substantial expenses and attorneys' fees if he is called as a witness or otherwise becomes involved in the proceeding. Although Earth Search Utah's directors and officers have not incurred any liability or significant expense as a result of any proceeding to date the potential for substantial loss does exist. As a result, an individual may conclude that the potential exposure to the costs and risks of proceedings in which he may become involved may exceed any benefit to him from serving as a director or officer of a public corporation. This is particularly true for directors who are not also officers of the corporation. The increasing difficulty and expense of obtaining directors' and officers' liability insurance discussed above has compounded the problem.

         The broad scope of indemnification now available under Nevada Law will permit Earth Search Nevada to offer its directors and officers greater protection against these risks. The Board of Directors believes that such protection is reasonable and desirable in order to enhance Earth Search Nevada's ability to attract and retain qualified directors as well as to encourage directors to continue to make good faith decisions on behalf of Earth Search Nevada with regard to the best interests of Earth Search Nevada and its stockholders.

         The Nevada Articles are quite different from the Earth Search Utah Articles and require indemnification of Earth Search Nevada's directors and officers to the fullest extent permitted under applicable law as from time to time in affect, with respect to expenses, liability or loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was a director or officer of Earth Search Nevada or is or was serving at the request of Earth Search Nevada as a director or officer of another corporation or of a partnership, joint venture; trust, employee benefit plan or other enterprise at the request of Earth Search Nevada. The right to indemnification includes the right to receive payment of expenses in advance of the final disposition of such proceeding; consistent with applicable law from time to time in effect; provided, however, that if the Nevada Law requires the payment of such expenses in advance of the final disposition of a proceeding, payment shall be made only if such person undertakes to repay Earth Search Nevada if it is ultimately determined that he or she was not entitled to indemnification. Directors and officers would not be indemnified for lose, liability or expenses incurred in connection with proceedings brought against such persons otherwise than in the capacities in which they serve Earth Search Nevada. Under the Nevada Law Earth Search Nevada may, although it has no present intention to do so, by action of the Board of Directors, provide the same indemnification to its employees, agents, attorneys and representatives as it provides to its directors and officers. The Nevada Articles provide that such practices are not exclusive of any other rights to which persons seeking indemnification may otherwise be entitled under any agreement or otherwise.

         The Nevada Articles specify that the right to indemnification is a contract right. The Nevada Articles also provides that a person seeking indemnification from Earth Search Nevada may bring suit against Earth Search Nevada to recover any and all amounts entitled to such person provided that such person has filed a written claim with Earth Search Nevada has failed to pay such claim within thirty days of receipt thereof. In addition, the Earth Search Nevada Articles authorize Earth Search Nevada to purchase and maintain indemnity insurance, if it so chooses to guard against future expense.

         The Nevada Articles provide for payment of all expenses incurred, including those incurred to defend against a threatened proceeding. Additionally, the Nevada Articles provides that indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The Nevada Articles also provide that to the extent any director or officer who is, by reason of such a position, a witness in any proceeding, he or she shall be indemnified for all reasonable expenses incurred in connection therewith.

         Under Utah Law, as with Nevada Law, rights to indemnification and expenses need not be limited to those provided by statute. As a result, under Nevada Law and the Nevada Articles, Earth Search Nevada will be permitted to indemnity its directors and officers, within the limits established by law and public policy, pursuant to an express contract, a by-law provision, a stockholder vote or otherwise, any or all of which could provide indemnification rights broader than those currently available under the Earth Search Utah Articles or expressly provided for under Nevada or Utah Law.

         Insofar as the Nevada Articles provide indemnification to directors or officers for liabilities arising under the Securities Act of 1933, it is the position of the Securities and Exchange Commission that such indemnification would be against public policy as expressed in such statute and, therefore, unenforceable.

         The Board of Directors recognizes that Earth Search Nevada may in the future be obligated to incur substantial expense as a result of the indemnification rights conferred under the Nevada Articles, which are intended to be as broad as possible under applicable law. Because directors of Earth Search Nevada may personally benefit from the indemnification provisions of the Earth Search Nevada Articles, the members of the Board of Directors may be deemed to have a personal interest in the effectuation of the Reincorporation.

Significant Differences Between the Corporation Laws of Nevada and Utah

         The Company is incorporated under the laws of the State of Utah and Earth Search Nevada is incorporated under the laws of the State of Nevada. On consummation of the Reincorporation, the stockholders of the Company, whose rights currently are governed by Utah Law and the Earth Search Utah Articles and the Earth Search Utah Bylaws, which were created pursuant to Utah Law, will become stockholders of a Nevada company, Earth Search Nevada, and their rights as stockholders will then be governed by Nevada Law and the Nevada Articles and the Nevada Bylaws which were created under Nevada Law.

         Although the corporate statutes of Utah and Nevada are similar, certain differences exist. The most significant differences, in the judgment of the management of the Company, are summarized below. This summary is not intended to be complete, and stockholders should refer to the Nevada Law and the Utah Law to understand how these laws apply to the Company and Earth Search Nevada.

         Classified Board of Directors. Both Utah and Nevada Law permit corporations to classify their board of directors so that less than all of the directors are elected each year to overlapping terms. Neither Earth Search Utah nor Earth Search Nevada have classified boards.

         Removal of Directors. Under Utah Law, members of a classified board of directors may only be removed for cause. Removal requires the vote of a majority of the outstanding shares entitled to vote for the election of directors. Nevada Law provides that any or all directors may be removed by the vote of two-thirds of the voting interests entitled to vote for the election of directors. Nevada does not distinguish between removal of directors with and without cause. The reincorporation may make it more difficult for the stockholders of Earth Search Nevada to remove a member of the board of directors because it increases the number of shares that must be voted for removal.

         Special Meetings of Stockholders. Utah Law permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the Articles of Incorporation or bylaws to call a special stockholder meeting. Nevada Law does not address the manner in which special meetings of stockholders may be called but permits corporations to determine the manner in which meetings are called in their bylaws. The Articles of Incorporation and bylaws of Earth Search Utah and the Articles of Incorporation and bylaws of Earth Search Nevada each provide that special meetings of the stockholders may be called only by the board of directors or a committee of the board of directors that is delegated the power to call special meetings by the board of directors. There will be no change to this provision as a result of the reincorporation.

         Special Meetings Pursuant to Petition of Stockholders. Utah Law provides that a director or a stockholder of a corporation may apply to the Court of Chancery of the State of Utah if the corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors in lieu of an annual meeting taken, in both cases for a period of thirty (30) days after the date designated for the annual meeting or if there is no such date designated, within 13 months after the last annual meeting. Nevada Law is more restrictive. Under Nevada Law stockholders having not less than 15% of the voting interest may petition the district court to order a meeting for the election of directors if a corporation fails to call a meeting for that purpose within 18 months after the last meeting at which directors were elected. The reincorporation may make it more difficult for the stockholders of Earth Search Nevada to require that an annual meeting be held without the consent of the board of directors.

         Cumulative Voting. Cumulative voting for directors entitles stockholders to cast a number of votes that is equal to the number of voting shares held multiplied by the number of directors to be elected. Stockholders may cast all such votes either for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not otherwise be able to elect any directors. Both Utah and Nevada Law permit cumulative voting if provided for in the certificate or articles of incorporation and pursuant to specified procedures. Neither the Articles of Incorporation of Earth Search Utah nor the Articles of Incorporation of Earth Search Nevada provide for cumulative voting. The reincorporation does not change the fact that the stockholders do not have the right to cumulate their votes.

         Vacancies. Under Utah Law, vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred. Similarly, Nevada Law provides that vacancies may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. The bylaws of both Earth Search Utah and Earth Search Nevada address the election of persons to fill vacancies on the board of directors in the same manner.

         Indemnification of Officers and Directors and Advancement of Expenses. Utah and Nevada have substantially similar provisions regarding indemnification by a corporation of its officers, directors, employees and agents. Utah and Nevada Law differ in their provisions for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding. Utah Law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. A Utah corporation has the discretion to decide whether or not to advance expenses, unless its Articles of Incorporation or bylaws provides for mandatory advancement. Nevada Law differs in two respects: First, Nevada Law applies to advance of expenses incurred by both officers and directors. Second, under Nevada Law, the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. There will be a significant difference in stockholders' rights with respect to this issue because the bylaws of Earth Search Utah do not provide for the mandatory advancement of expenses of directors and officers and the Articles of Earth Search Nevada do so provide.

         Limitation on Personal Liability of Directors. Nevada Law permits a corporation to adopt provisions limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit. The Articles of Incorporation of Earth Search Nevada excludes director liability to the maximum extent allowed by Nevada Law. Nevada Law permits, and Earth Search Nevada has adopted, a broader exclusion of liability of both officers and directors to the corporation and its stockholders, providing for an exclusion of all monetary damages for breach of fiduciary duty unless they arise from act or omissions which involve intentional misconduct, fraud or a knowing violation of law or payments of dividends or distributions in excess of the amount allowed. The reincorporation will result in the elimination of any liability of an officer or director for a breach of the duty of loyalty unless arising from intentional misconduct, fraud, or a knowing violation of law.

         Dividends. Utah Law is substantially the same as Nevada Law with respect to when dividends may be paid or redemption of its shares. Under the Utah Law, unless further restricted in the Articles of Incorporation, a corporation may pay dividends redeem or repurchase its shares only if, after giving it effect: (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) the corporation's total assets would be less than the sum of its total liabilities plus. Nevada Law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders. The reincorporation does not significantly change the ability of Earth Search Nevada to pay dividends or other distributions that would be payable under Utah Law.

         Restrictions on Business Combinations. Both Utah and Nevada Law contain provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under Utah Law, a corporation which is listed on a national securities exchange, included for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders, is not permitted to engage in a business combination with any interested stockholder for a three-year period following the time such stockholder became an interested stockholder, unless (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting (and not by written consent), excluding shares owned by the interested stockholder. Utah Law defines "interested stockholder" generally as a person who owns 15% or more of the outstanding shares of a corporation's voting stock.

         Nevada Law regulates business combinations more stringently. First, an "interested stockholder" is defined as a beneficial owner (directly or indirectly) of ten percent (10%) or more of the voting power of the outstanding shares of the corporation. Second, the three-year moratorium can be lifted only by advance approval by a corporation's board of directors. Finally, after the three-year period, combinations with "interested stockholders" remain prohibited unless (i) they are approved by the board of directors, the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested party, or (ii) the interested stockholders satisfy certain fair value requirements. A Nevada corporation may opt-out of the statute with appropriate provisions in its articles of incorporation.

         Neither the Earth Search Utah, nor Earth Search Nevada have opted out of the applicable statutes and the more stringent requirements of Nevada Law applying to mergers and combinations after the Effective Date of the reincorporation.

         Amendment to Articles of Incorporation or Bylaws. Both Utah and Nevada Law require the approval of the holders of a majority of all outstanding shares entitled to vote to approve proposed amendments to a corporation's certificate or articles of incorporation. Both Utah and Nevada Law also provide that in addition to the vote of the stockholders, the vote of a majority of the outstanding shares of a class may be required to amend the Articles of Incorporation or articles of incorporation. Neither state requires stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock provided that the corporation's organizational documents grant such power to its board of directors. Both Utah and Nevada Law permit the number of authorized shares of any such class of stock to be increased or decreased (but not below the number of shares then outstanding) by the board of directors unless otherwise provided in the articles of incorporation or resolution adopted pursuant to the Articles of Incorporation, respectively.

         Actions by Written Consent of Stockholders. Both Utah and Nevada Law provide that, unless the articles or Articles of Incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote consents to the action in writing. Utah Law requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing. Nevada Law does not require notice to the stockholders of action taken by less than all of the stockholders.

         Stockholder Vote for Mergers and Other Corporation Reorganizations. Both jurisdictions require authorization by an absolute majority of the outstanding voting rights, as well as approval by the board of directors, of the terms of a merger or a sale of substantially all of the assets of the corporation. Neither Utah nor Nevada Law require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its Articles of Incorporation) if: (a) the merger agreement does not amend the existing Articles of Incorporation of the surviving corporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.


                                APPRAISAL RIGHTS

         The reincorporation will be conducted as a merger of Earth Search Utah into our wholly owned subsidiary pursuant to the Utah Code. Utah Law does not provide for any right of appraisal or redemption in connection with mergers of a parent corporation into its subsidiary. The stockholders are not entitled to receive consideration in lieu of the shares of Earth Search Nevada.

                                   Management

         Upon the Effective Date the present officers and directors of Earth Search Utah will continue to be the officers and directors of Earth Search Nevada. This will result in the following persons serving in the following capacities until the first annual meeting after the specified number of years and until their respective successors are elected and qualified:

                  NAME                               AGE               POSITION
                  Larry Vance                        69                Chairman of the Board of Directors, Chief Executive Officer
                                                                       and President
                  Tami J. Story                      41                Secretary, Treasurer and Director
                  R. Paul Gray                       41                Director
                  Timothy S Novak                    41                Director

            Larry F. Vance served as Chief Executive Officer of the Company from 1985 until April 8, 1995. Since April 8, 1995, Mr.
Vance has served as Chairman of the Company. Mr. Vance is also a director of the Company and has been a full-time employee of the Company since 1985. Mr. Vance's training is in business and marketing. He served in a management capacity for the 3M companies, IBM, and Computer Usage Corporation prior to founding the Company.

            Tami J. Story served in an administrative support capacity for the Company from 1991 until April 1993. Since April 1993,
Ms. Story has served as Secretary and Treasurer of the Company. Ms. Story also serves as a director of the Company. Ms. Story holds a degree with a major in Nursing and a minor in Business Administration.

         R. Paul Gray is the managing partner of Core Concepts, LLC. Previously, he was Treasurer, Secretary and Chief Financial Officer of Power 3 Medical Product, Inc. He also has practiced as a CPA with KPMG, Beers & Cutler and Ernst & Young. Gray received his Bachelor of Science in Business Administration (BSBA) from West Virginia University.

         Timothy S. Novak is a founding member of Core Concepts, LLC. Previously, he served as Regional Vice President for Women's Health Partners, Inc. He also serves as an independent consultant through Novak Ventures. Novak received his Bachelor of Science Degree in biological sciences from Bowling Green University, and his Masters of Sciences in General Business Administration from Central Michigan University.

Compensation of Executive Officers

         No compensation has been awarded to, earned by or paid to Earth Search Utah's chief executive officer or any other executive officer at any time during the fiscal year ended March 31, 2004.

Federal Income Tax Consequences of the Reincorporation

         Earth Search Utah believes that for federal income tax purposes no gain or loss will be recognized by Earth Search Utah, Earth Search Nevada or the shareholders of Earth Search Utah who receive Earth Search Nevada common stock or Nevada Preferred Stock for their Earth Search Utah common stock or Company Preferred Stock in connection with the Reincorporation. The adjusted tax basis of each whole share of Earth Search Nevada common stock or Nevada Preferred Stock received by a shareholder of Earth Search Utah as a result of the Reincorporation will be the same as the shareholder's aggregate adjusted tax basis in the shares of Earth Search Utah common stock or Company Preferred Stock converted into such shares of Earth Search Nevada common stock or Nevada Preferred Stock. A shareholder who holds Earth Search Utah common stock or Company Preferred Stock will include in his holding period for the Earth Search Nevada common stock or Nevada Preferred Stock that he receives as a result of the Reincorporation his holding period for Earth Search Utah Common Stock or Company Preferred Stock converted into such Earth Search Nevada common stock or Nevada Preferred Stock.

         Because of the complexity of the capital gains and loss provisions of the Internal Revenue Code of 1986 and because of the uniqueness of each individuals capital gain or loss situation, shareholders contemplating exercising statutory appraisal rights should consult their own tax advisor regarding the federal income tax consequences of exercising such rights. State, local or foreign income tax consequences to shareholders may vary from the federal income tax consequences described above, and SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE CONSEQUENCES TO THEM OF THE REINCORPORATION UNDER ALL APPLICABLE TAX LAWS.


         Security Ownership of Certain Beneficial Owners and Management. The following table presents certain information regarding the beneficial ownership of all shares of the Common and Preferred Stock at October 29, 2004 (i) each person who owns beneficially more than five percent of the outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each named executive officer, and (iv) all directors and officers as a group. The percentage of common shares owned provided in the table is based on 195,916,701 shares outstanding as of October 29, 2004. The percentage of preferred shares owned provided in the table is based on 2,723,128 shares outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common and preferred stock shown as beneficially owned by them. The determination of whether these persons have sole voting and investment power is based on information provided by them.

-------------------------- ------------------------------------------ -----------------------------------------------
   Name of Beneficial          Common Shares Beneficially Owned         Preferred Shares(3)(4) Beneficially Owned
        Owner(1)
-------------------------- -------------------- --------------------- ----------------------- -----------------------
                                 Number              Percent(2)               Number               Percent (5)
-------------------------- -------------------- --------------------- ----------------------- -----------------------
Larry F. Vance                 14,965,003              7.60%                2,177,379                 79.96%
-------------------------- -------------------- --------------------- ----------------------- -----------------------
Tami J. Story                   2,565,169              1.22%                 464,632                  17.06%
-------------------------- -------------------- --------------------- ----------------------- -----------------------
Joseph Zamudio                   162,000               0.01%                  77,917                  2.86%
-------------------------- -------------------- --------------------- ----------------------- -----------------------
Laurel K. Fisher                 470,592               0.24%                  3,200                   0.12%
-------------------------- -------------------- --------------------- ----------------------- -----------------------

(1) Unless otherwise indicated, each person named in the above-described table has the sole voting and investment power with respect to his shares of the Common Stock beneficially owned.
(2) Unless otherwise provided, the calculation of percentage ownership is based on the total number of shares of the Common
         Stock outstanding as of October 29, 2004.
(3) Series A Preferred Stock entitles the holder thereof to have the number of votes equal to 10 times the number of shares of
         Common Stock into which such share of Series A Preferred Stock is convertible
(4) Series A Preferred Stock shall be convertible at the rate of twenty-five (25) shares of Common Stock for each full share of
         Series A Preferred Stock.
(5) Unless otherwise provided, the calculation of percentage ownership is based on the total number of shares of the Preferred
         Stock outstanding as of October 29, 2004.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and beneficial owners of more than ten percent (10%) of any class of equity security registered pursuant to the Securities Act of 1933, as amended, make certain filings with the SEC and the Company. We do not believe, based on information provided to us by the reporting persons, that during or since the fiscal year ended March 31, 2004, any directors, officers or ten percent (10%) beneficial owners timely complied with such filing requirements.

                                 EXHIBITS INDEX


         A.       AGREEMENT AND PLAN OF MERGER*


         B.       NEVADA amended and restated articles OF INCORPORATION*


         C.       ANNUAL REPORT ON FORM 10-KSB FILED July 16, 2004*

-----------------------
* Previously filed with Definitive 14C on September 13, 2004 under accession number 0001059016-04-000186.